Exhibit 99.1

News Release	FMC Technologies Inc
200 East Randolph Drive
Chicago, IL 60601

1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Marvin Brown Bruce Bullock	(281) 591-4212 (281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports Strong First Quarter 2004

Earnings Per Share of $0.20

Highlights:

•	First quarter 2004 earnings per diluted share of $0.20, up 67 percent from the first quarter of 2003

•	Revenue of $563 million improved 13 percent

•	Energy Systems’ revenue up 12 percent, operating profit up 46 percent

•	Backlog remains strong at a record $1.3 billion despite delayed subsea project awards

•	Increasing 2004 earnings per share guidance to a range of 10 to 15 percent over 2003

HOUSTON, April 27, 2004 – FMC Technologies, Inc. (NYSE: FTI) today reported first quarter 2004 sales of $562.7 million and earnings of $0.20 per diluted share compared to $0.12 per diluted share in the prior-year quarter. Backlog grew to a record $1.3 billion on strong inbound of $582.5 million. Inbound orders were up slightly from the prior-year quarter despite delays in major subsea project award announcements.

“We delivered a strong 2004 first quarter, with solid sales growth of 13 percent and earnings per share growth of 67 percent compared with the first quarter of 2003,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Net income of $13.4 million improved $5.5 million, largely on margin improvements in Energy Systems, primarily attributable to our subsea and surface businesses as well as our fluid control business. Based on current market conditions and our solid backlog, we are increasing our full year 2004 diluted earnings per share guidance to a range of 10 to 15 percent above 2003.”

Review of Operations – First Quarter 2004

Sales for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, were $402.8 million in the first quarter of 2004, up 12 percent from $359.9 million in the first quarter of 2003. Energy Systems’ operating profit for the first quarter was $25.5 million, up from $17.5 million in the same period last year, resulting in a 46 percent increase over the prior-year quarter.

Energy Systems’ inbound orders were $375.1 million for the first quarter, up slightly from $371.2 million in the first quarter of 2003, despite the delays in major West African subsea project award announcements. Energy Systems’ total backlog at the end of the first quarter was $984.7 million, up 4 percent from $943.8 million at the end of the first quarter of 2003.

Energy Production Systems’ first quarter sales of $296.3 million increased 12 percent over the prior year, largely due to higher floating production and surface systems sales and the effect of changes in foreign exchange rates. Subsea revenue of $192 million was $2 million below the prior-year quarter. Segment operating profit of $20.8 million was up 29 percent from the first quarter of 2003. Margin improvement in subsea was a key driver. Additionally, both the surface and floating production systems businesses delivered margin improvements over the prior-year quarter.

Energy Production Systems’ inbound orders of $260.7 million for the first quarter were down $17.0 million from the prior-year period. Increased orders in the surface business and separation systems were offset by lower subsea orders, due to major project award announcement delays, and the $15.3 million reduction of the Sonatrach contract value due to the agreed-upon scope reduction. Energy Production Systems’ backlog of $845.1 million is $10.3 million higher than the prior-year first quarter, but down $35.6 million sequentially.

Energy Processing Systems’ first quarter sales of $109.4 million increased 16 percent over the prior-year first quarter due to increased demand for measurement solutions, the effect of changes in foreign exchange rates as well as increased demand for LNG marine loading arms and increased demand from service companies for WECO®/Chiksan® equipment. Operating profit of $4.7 million increased $3.3 million when compared to the first quarter of 2003. The absence of costs for severance and a contract dispute as well as improvements in fluid control and loading systems operating margins contributed to the significant improvement in operating profit for Energy Processing Systems.

Energy Processing Systems’ inbound orders were $118.6 million for the first quarter, up 27 percent over the prior year, primarily due to increased demand for measurement solutions. Energy Processing Systems’ backlog of $146.4 million is up 34 percent over the first quarter of 2003, on stronger demand for material handling and measurement solutions products.

FoodTech’s sales in the first quarter of $103.4 million were up 8 percent from the first quarter of 2003, due mainly to increased demand for freezers in North America and Asia and the effect of changes in foreign exchange rates. Operating profit of $4.6 million decreased 26 percent compared with the prior-year period. Lower margins were due mainly to a later crop in the citrus equipment business. Inbound of $153.9 million was up slightly over the prior-year quarter. Backlog of $168.1 million improved 2 percent over the prior-year quarter.

Airport Systems’ first quarter sales of $58.1 million were 25 percent higher compared with the first quarter of 2003, while operating profit of $2.0 million was $1.2 million higher than the prior-year period. Margin improvement for ground support equipment and Jetway® products more than offset the impact of lower sales of Halvorsen loaders. Inbound orders were $55.6 million in the first quarter of 2004, up 8 percent from the prior-year quarter resulting from increased demand in the Jetway® business. Backlog of $127.0 million is up 8 percent over the prior-year quarter.

Corporate expense in the first quarter of 2004 was $6.4 million, $0.5 million above the prior-year period expense of $5.9 million. Other expense, net, of $4.8 million decreased $0.8 million compared with the prior-year period due to lower expenses related to the outsourcing of the Company’s employee service center. Net interest expense in the first quarter of 2004 was $2.0 million, down from $2.2 million in the first quarter of 2003, due primarily to lower interest rates and lower average debt.

Debt, less cash, at the end of the first quarter of 2004 was $207.3 million, up from $192.5 million at year-end 2003. Depreciation and amortization for the first quarter of 2003 was $16.5 million. Capital expenditures during the first quarter of 2004 totaled $10.3 million.

Summary

FMC Technologies reported earnings per diluted share of $0.20 for the first quarter 2004. On the strength of its Energy Systems business, earnings improved 67 percent over 2003 earnings per diluted share of $0.12. Backlog grew to $1.3 billion despite delayed major subsea project order award announcements. Energy Systems’ revenue grew 12 percent over 2003 and operating profit improved 46 percent on subsea margin improvement and strength in material handling demand. Additionally, increased rig activity positively affected the Company’s surface and fluid control businesses. FoodTech revenue increased on higher freezer volume and the favorable impact of foreign exchange rates; however, operating profit was lower due mainly to the effect of a later Florida crop on the citrus equipment business. Airport Systems showed continued profit improvement in the ground support equipment and Jetway® businesses which more than offset the decline from lower volumes of Halvorsen loaders. Based on strong backlog and current market conditions, the Company increased its estimated full-year 2004 earnings per diluted share to a range of 10 to 15 percent over 2003.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,600 people and operates 32 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2003 Annual Report on Form 10-K. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2004 conference call at 9:00 a.m. (Eastern Daylight Time) on Wednesday, April 28, 2004. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2004	2003
Revenue	$562.7	$499.7

Costs and expenses	542.0	486.5

	20.7	13.2

Minority interests	(0.2)	0.2
Net interest expense	2.0	2.2

Income before income taxes	18.9	10.8

Provision for income taxes	5.5	2.9

Net income	$13.4	$7.9

Earnings per share
Basic	$0.20	$0.12

Diluted	$0.20	$0.12

Weighted average shares outstanding
Basic	66.8	65.9

Diluted	68.4	66.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2004	2003
Revenue

Energy Production Systems	$296.3	$265.4
Energy Processing Systems	109.4	94.5
Intercompany eliminations	(2.9)	—

Subtotal Energy Systems	402.8	359.9
FoodTech	103.4	95.3
Airport Systems	58.1	46.3
Intercompany eliminations	(1.6)	(1.8)

	$562.7	$499.7

Income before income taxes

Energy Production Systems	$20.8	$16.1
Energy Processing Systems	4.7	1.4

Subtotal Energy Systems	25.5	17.5
FoodTech	4.6	6.2
Airport Systems	2.0	0.8

Segment operating profit	32.1	24.5

Corporate expense	(6.4)	(5.9)
Other expense, net (1)	(4.8)	(5.6)

Income before net interest expense and income taxes	20.9	13.0

Net interest expense	(2.0)	(2.2)

Income before income taxes	$18.9	$10.8

(1)	Other expense, net, is comprised of expense related to stock-based compensation, LIFO inventory adjustments, expense related to pension and other postretirement employee benefits and foreign currency related gains or losses. Stock-based compensation expense includes the amortization of awards for both restricted stock and stock options over the vesting period. Beginning in 2004, the Company began recording expense for stock options in accordance with SFAS No. 123 and prior period results were restated. The following table displays pre-tax expense from stock-based compensation:

	Three Months Ended March 31
	2004	2003
Amortization of restricted stock	$1.6	$0.9
Amortization of stock options	1.1	2.2

	$2.7	$3.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2004	2003
Inbound Orders

Energy Production Systems	$260.7	$277.7
Energy Processing Systems	118.6	93.5
Intercompany eliminations	(4.2)	—

Subtotal Energy Systems	375.1	371.2
FoodTech	153.9	152.2
Airport Systems	55.6	51.7
Intercompany eliminations	(2.1)	—

Total inbound orders	$582.5	$575.1

	March 31
	2004	2003
Order Backlog

Energy Production Systems	$845.1	$834.8
Energy Processing Systems	146.4	109.0
Intercompany eliminations	(6.8)	—

Subtotal Energy Systems	984.7	943.8
FoodTech	168.1	164.1
Airport Systems	127.0	117.4
Intercompany eliminations	(1.7)	—

Total order backlog	$1,278.1	$1,225.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2004 (Unaudited)	December 31, 2003
Cash and cash equivalents	$38.3	$29.0
Trade receivables, net	562.5	544.1
Inventories	303.2	286.8
Other current assets	79.9	89.5

Total current assets	983.9	949.4

Property, plant and equipment, net	323.5	327.9
Goodwill	117.0	118.2
Intangible assets, net	72.0	71.2
Other assets	142.7	137.9

Total assets	$1,639.1	$1,604.6

Short-term debt and current portion of long-term debt	$44.5	$20.4
Accounts payable, trade and other	256.6	272.4
Other current liabilities	563.5	552.3

Total current liabilities	864.6	845.1

Long-term debt, less current portion	201.1	201.1
Other liabilities	117.2	115.1
Common stock	0.7	0.7
Other stockholders’ equity	455.5	442.6

Total liabilities and stockholders’ equity	$1,639.1	$1,604.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited and in millions)

	Three Months Ended March 31
	2004	2003
Cash provided (required) by operating activities of continuing operations:
Net income	$13.4	$7.9
Depreciation and amortization	16.5	12.2
Other	(39.6)	16.5

Net cash provided (required) by operating activities of continuing operations	(9.7)	36.6

Net cash required by discontinued operations	(2.0)	(2.0)

Cash provided (required) by investing activities:
Capital expenditures	(10.3)	(14.0)
Retirement of sale-leaseback obligations	—	(35.9)
Business acquisitions	(2.1)	—
Other	0.1	0.4

Net cash provided (required) by investing activities	(12.3)	(49.5)

Cash provided (required) by financing activities:
Net increase in short-term debt	24.2	38.2
Net decrease in long-term debt	—	(25.0)
Issuance of capital stock	9.9	4.0

Net cash provided by financing activities	34.1	17.2

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.8)	(0.1)

Increase in cash and cash equivalents	9.3	2.2
Cash and cash equivalents, beginning of period	29.0	32.4

Cash and cash equivalents, end of period	$38.3	$34.6